Exhibit 10.9

EMPLOYMENT AND CONFIDENTIAL INFORMATION AGREEMENT

In consideration for employment by ServiceSource International, LLC (hereinafter “ServiceSource”) of Ganesh Bell (“Employee”), ServiceSource and Employee acknowledge and agree as follows:

1.    EMPLOYMENT TERMS AND CONDITIONS. ServiceSource hereby employs Employee, and Employee hereby accepts employment with ServiceSource upon all of the terms and conditions described in this Employment Agreement (this “Agreement”), with such employment to commence on May 24, 2010 (the “Commencement Date”).

2.    DUTIES.

(a)    Responsibilities. Employee’s position is Executive Vice President, Product, reporting to Mike Smerklo, Chairman and Chief Executive Officer. Employee shall be responsible for and expected to perform all duties and tasks as directed by ServiceSource.

(b)    Loyal and Full Time Performance of Duties. While employed by ServiceSource, Employee shall not directly or indirectly, engage in any Competitive Activity. For the purpose of this Agreement, “Competitive Activity” is any activity which is the same as or competitive with any activity engaged in by ServiceSource, during Employee’s employment by ServiceSource. Competitive Activities may include, without limitation, the provision of (a) outsourced sales and/or marketing services, or (b) consulting services for a client with respect to the sales and marketing of services agreements to end users where such clients compete with ServiceSource and/or its customers.

(c)    ServiceSource Policies. Employee agrees to abide by ServiceSource’s rules, regulations, policies and practices, written and unwritten, as they may from time to time be adopted or modified by ServiceSource at its sole discretion. ServiceSource’s written rules, policies, practices and procedures shall be binding on Employee unless superseded by or in conflict with this Agreement.

3.    EMPLOYMENT AT-WILL. Employee and ServiceSource acknowledge and agree that during Employee’s employment with ServiceSource the parties intend to strictly maintain an at-will employment relationship. This means that at any time during the course of Employee’s employment with ServiceSource, Employee is entitled to resign with or without cause and with or without advance notice. Similarly, ServiceSource specifically reserves the same right to terminate Employee’s employment at any time with or without cause and with or without advance notice. Nothing in this Agreement or the relationship between the parties now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or a right to continued employment. Employee and ServiceSource understand and agree that only ServiceSource’s Chief Executive Officer possesses the authority to alter the at-will nature of Employee’s employment status, and that any such change may be made only by an express written employment contract signed by ServiceSource’s Chief Executive Officer. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice.

4.    COMPENSATION. In consideration for the services and covenants described in this Agreement, ServiceSource agrees to pay Employee an annual base salary of $260,000, paid on ServiceSource’s normal payroll dates. In addition, Employee will be eligible for a potential annual target bonus amount of up to $117,000. The bonus is discretionary, not guaranteed, and is also subject to Company performance requirements as determined by the Board of Directors in its sole discretion. Except as otherwise provided in this Agreement, Employee must be employed as of the date of the scheduled bonus payment in order to be eligible for any form of bonus payment.

5.    EMPLOYEE’S SHARE OPTION. Employee will be eligible to participate in the ServiceSource International, LLC 2008 Share Option Plan (the “Plan”). Subject to (a) approval by ServiceSource’s Board of Directors, (b) the terms of the Plan, and (c) the terms of Employee’s Option Agreement under the Plan (the “Option Agreement”), Employee will be granted an option to purchase up to 300,000 of ServiceSource’s Common Shares, at an exercise price per share equal to the fair market value of a single Common Share as of the grant date as determined by the Board of Directors on the grant date. The option will vest over four years, with 25% vesting on the one year anniversary of the Commencement Date and the remainder vesting monthly on a pro rata basis over the following 36 months, so as to be 100% vested on the fourth anniversary of the grant date. In all cases, vesting is subject to Employee remaining as a Service Provider (as such term is defined in the Plan) through each vesting date, subject to any acceleration of vesting as provided in this Agreement.

6.    BENEFITS. As a full-time employee, Employee shall be entitled to all of the benefits provided to ServiceSource executive employees, in accordance with any benefit plan or policy adopted by ServiceSource from time to time during the existence of this Agreement. Employee’s rights and those of Employee’s dependents under any such benefit plan or policy shall be governed solely by the terms of such plan or policy. ServiceSource reserves to itself or its designated administrators exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy.

7.    PROPRIETARY AND CONFIDENTIAL INFORMATION (INCLUDING TRADE SECRETS). Employee acknowledges that his/her employment with ServiceSource will allow him/her access to Proprietary and Confidential Information. Employee understands that Proprietary and Confidential Information includes customer and applicant lists, whether written or solely a function of memory, data bases, whether on computer disc or not, business files, contracts and all other information which is used in the day-to-day operation of ServiceSource which is not known by persons not employed by ServiceSource and which ServiceSource undertakes efforts to maintain its secrecy. Employee understands and agrees that this is confidential information which the law treats as privileged, therefore protecting an employer from use without consent.

(a)    Definition. “Proprietary and Confidential Information” is defined as all information and any idea in whatever form, tangible or intangible, of a confidential or secret nature that pertains in any manner to the business of ServiceSource. As used herein, the term

“Confidential Information” shall include any and all non-public information relating to ServiceSource or its business, operations, financial affairs, performance, assets, technology, research and development, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects, whether or not in written form and whether or not expressly designated as confidential, including (without limitation) any such information consisting of or otherwise relating to trade secrets, know-how, technology (including software and programs), designs, drawings, photographs, samples, processes, license or sublicense arrangements, formulae, proposals, product specifications, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operating manuals, service manuals, financial information or projections, lists of suppliers or distributors or sources of supply.

Proprietary and Confidential Information shall include both information developed by Employee for ServiceSource and information Employee obtained while in ServiceSource’s employment. All Proprietary and Confidential Information, whether created by Employee or other employees, shall remain the property of ServiceSource.

(b)    Non-Disclosure and Return. Employee agrees that he will not, under any circumstances, or at any time, whether as an individual, partnership, or corporation, or employee, principal, agent, partner or shareholder thereof, in any way, either directly or indirectly, divulge, disclose, copy, use, divert or attempt to divulge, disclose, copy, use or divert ServiceSource’s Proprietary and Confidential Information, except to the extent authorized and necessary to carry out Employee’s responsibilities during employment with ServiceSource, or as required by law. Upon termination of Employee’s employment with ServiceSource, Employee shall immediately return to ServiceSource all property in Employee’s possession or control that belongs to ServiceSource, including all property in electronic form and all copies of Proprietary and Confidential Information.

(c)    Former Employer Information. Employee agrees that Employee will not, during Employee’s employment with ServiceSource, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of ServiceSource any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Employee represents and warrants to ServiceSource that Employee is not in breach of any agreement with any former Employer by accepting employment with ServiceSource.

(d)    Third Party Information. Employee recognizes that ServiceSource may have received and in the future may continue to receive from third parties their confidential or proprietary information as they may so designate, subject to a duty on ServiceSource’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for ServiceSource consistent with ServiceSource’s agreement with such third party.

(e)    Notification to New Employer. In the event that Employee’s employment with ServiceSource ends, Employee consents to notification by ServiceSource to any subsequent employer of Employee’s rights and obligations under this Agreement.

(f)    No Solicitation of Clients Using Proprietary and Confidential Information. Employee acknowledges and agrees that the names, addresses, and contact information of ServiceSource’s clients and all other confidential information relating to those clients, have been compiled by ServiceSource at great expense and represent a real asset of ServiceSource. Employee further understands and agrees that this information is deemed confidential by ServiceSource and constitutes trade secrets of ServiceSource. Employee understands that this information has been provided to Employee in confidence, and Employee agrees that the sale or unauthorized use or disclosure of any of ServiceSource’s trade secrets obtained by Employee during employment with ServiceSource constitutes unfair competition. Employee agrees and promises not to engage in any unfair competition with ServiceSource. Employee further agrees not to, directly or indirectly, during or after termination of employment, make known to any person, firm, or company any information concerning any of the clients of ServiceSource which, as Employee acknowledges, is confidential and constitutes trade secrets of ServiceSource. Nor shall Employee use any such confidential and trade secret information to solicit, take away, or attempt to call on, solicit or take away any of the clients of ServiceSource on whom Employee called or whose accounts Employee had serviced during employment with ServiceSource, whether on Employee’s own behalf or for any other person, firm, or ServiceSource.

(g)    No Solicitation of Employees. Employee understands and acknowledges that as an employee of ServiceSource he has certain fiduciary duties to ServiceSource which would be violated by the solicitation and/or encouragement of ServiceSource employees to leave the employ of ServiceSource. Employee therefore agrees that he will not, either during his/her employment or for a period of one year after employment has terminated, solicit any of ServiceSource’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate employment with ServiceSource. Employee agrees that any such solicitation during that period of time would constitute unfair competition.

(h)    Assignment of Rights. All Proprietary and Confidential Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) owned by or otherwise belonging to ServiceSource anywhere in the world in connection therewith, is and shall be the sole property of the ServiceSource. Employee hereby assigns to ServiceSource any and all rights, title and interest Employee may have or acquire in ServiceSource’s Proprietary and Confidential Information and ServiceSource’s property.

8.    STOCK ACCELERATION IN THE EVENT OF A CHANGE OF CONTROL.

If ServiceSource or a successor should terminate Employee’s employment without Cause (as defined below) or Employee should terminate his employment for “Good Reason” (as hereinafter defined), in either case on or within 12 months following a “Change of Control” (as hereinafter defined), then all stock options and other equity instruments previously granted to the Employee will be fully accelerated so as to be 100% vested on the termination date. For purposes of the foregoing, “Cause” shall mean the occurrence of any of the following events, as determined by ServiceSource in its sole discretion: (i) Employee’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) Employee’s commission of, or participation in, a fraud or act of dishonesty against ServiceSource; (iii) Employee’s intentional, material violation of any contract or agreement between Employee and ServiceSource or any statutory duty owed to ServiceSource; (iv) Employee’s unauthorized use or disclosure of Proprietary and Confidential Information; or (v) Employee’s gross misconduct. “Good Reason” shall mean the occurrence of any one of the following events without Employee’s written consent: (1) a material, adverse change in Employee’s job title from that in effect immediately prior to the Change of Control, including the assignment of the same job title at the divisional level of a larger organization; (2) a material, adverse change in Employee’s job responsibilities from that in effect immediately prior to the Change of Control; (3) a relocation of Employee’s principal place of employment beyond a radius of 50 miles from his then current location immediately prior to the Change of Control; (4) any reduction in Employee’s base salary or target bonus as in effect immediately prior to the Change of Control, provided that Employee has notified ServiceSource in writing of the event described in (1), (2), (3) or (4) above and ServiceSource (or its successor) has within 30 days thereafter failed to restore Employee to the appropriate job title, responsibility, location, compensation and/or benefits. For purposes of the foregoing, “Change of Control” shall mean the occurrence of one of the following events: a sale of all or substantially all of the equity interests of ServiceSource; or a merger, consolidation or similar transaction involving ServiceSource following which the persons entitled to elect a majority of the members of the Board of Directors of ServiceSource immediately before the transaction are not entitled to elect a majority of the members of the Board of Directors of ServiceSource or the surviving entity following the transaction, or a sale of all or substantially all of the assets of ServiceSource. The benefits provided under this Section 8 are subject to Employee’s execution of a general release of claims, in the form requested by ServiceSource, and such release becoming effective without revocation.

9.    SEVERABILITY. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, such term or provision shall be enforced to the fullest extent permissible under the law and all remaining terms and provisions hereof shall continue in full force and effect.

10.    MODIFICATION OF AGREEMENT. This Agreement may be modified only in writing by mutual agreement of ServiceSource and Employee. Any such writing must specifically state that it is intended to modify the parties’ Agreement and state which specific provision or provisions this writing intends to modify. Such written modification will only be effective if signed by ServiceSource’s Chief Executive Officer. Any attempt to modify this Agreement orally, or by a writing signed by any person other than ServiceSource’s Chief Executive Officer, or by any other means, shall be null and void. This Agreement is intended to be the final and complete statement of the parties’ agreement concerning the legal nature of their employment relationship in any and all disputes arising from that relationship.

11.    COMPLETE AND VOLUNTARY AGREEMENT. This Agreement, the Plan and the Option Agreement constitute the entire understanding of the parties on the subject covered. The parties expressly warrant that they have read and fully understand this Agreement; that they have had the opportunity to consult with legal counsel of their own choosing to have the terms of this Agreement fully explained to them; that they are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that they are executing this Agreement voluntarily, free of any duress or coercion.

12.    DISPUTE RESOLUTION. This Agreement shall be governed by California law, without regard to its principles of conflicts of laws. Any dispute arising from this Agreement shall be subject to the exclusive jurisdiction of state and federal courts located in the Northern District of California. The prevailing party in any such dispute shall recover its reasonable attorneys’ fees and costs from the losing party, including any fees or costs arising from an appeal.

13.    SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of ServiceSource, its successors, and its assigns.

14.    GOLDEN PARACHUTE BEST AFTER TAX RESULTS. If any of the payments to Employee (prior to any reduction, below) provided for in this Agreement, together with any other payments which Employee has the right to receive from ServiceSource or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Internal Revenue Code), of which ServiceSource is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction, above). Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of the share option; reduction of employee benefits. ServiceSource and its tax advisors shall make all determinations and calculations required to be made to effectuate this paragraph at ServiceSource’s expense.

SERVICESOURCE INTERNATIONAL, LLC

By: /s/ Ray Martinelli	April 13, 2010
Ray Martinelli	Date

Its: EVP of Human Resource

EMPLOYEE

/s/ Ganesh Bell	April 13, 2010
Ganesh Bell	Date